As filed with the Securities and Exchange Commission on August 14, 2023
Registration No. 333-174567
Registration No. 333-201307
Registration No. 333-218089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174567
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201307
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218089

UNDER
THE SECURITIES ACT OF 1933

SALISBURY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Connecticut	06-1514263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Bissell Street
Lakeville, CT 06039
(860) 435-9801
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Salisbury Bancorp, Inc. 2011 Long Term Incentive Plan
Riverside Bank Amended and Restated 2003 Stock Option Plan
Salisbury Bancorp, Inc. 2017 Long  Term Incentive Plan
(Full titles of the plans)

NBT Bancorp Inc.
Attn: John H. Watt Jr., President & Chief Executive Officer
52 South Broad Street
Norwich, NY 13815
(607) 337-2265
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Richard A. Schaberg
Les B. Reese
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements of Salisbury Bancorp, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•
Registration Statement No. 333-174567, registering 84,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company under the Salisbury Bancorp, Inc. 2011 Long Term Incentive Plan;

•
Registration Statement No. 333-201307, registering 74,250 shares of Common Stock of the Company and 74,250 stock options of the Company under the Riverside Bank Amended and Restated 2003 Stock Option Plan; and

•	Registration Statement No. 333-218089, registering 200,000 shares of Common Stock of the Company under the Salisbury Bancorp, Inc. 2017 Long Term Incentive Plan.

On August 11, 2023 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2022, among the Company, NBT Bancorp, Inc. (“NBT”), NBT Bank, N.A., NBT’s subsidiary bank (“NBT Bank”), and the Company’s subsidiary bank, Salisbury Bank and Trust Company (“Salisbury Bank”), as amended by the First Amendment to the Merger Agreement dated August 9, 2023. Pursuant to the Merger Agreement, the Company was merged with and into NBT (the “Merger”), with NBT as the surviving entity and, immediately thereafter, Salisbury Bank was merged with and into NBT Bank, with NBT Bank as the surviving bank. Upon consummation of the Merger, at the Effective Time, each issued and outstanding share of Common Stock of the Company (other than shares owned by the Company, NBT or any of their respective subsidiaries (which shares were canceled)) was automatically converted into the right to receive 0.7450 shares of NBT common stock.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with any undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norwich, State of New York on August 14, 2023.

NBT BANCORP INC. as successor by merger to Salisbury Bancorp, Inc.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.